Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors Barclays PLC:

We consent to the use of our report dated 17 February 2021, with respect to the consolidated balance sheets of Barclays PLC and subsidiaries as of 31 December 2020 and 2019, and the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in equity, and consolidated cash flow statements for each of the years in the three-year period 31 December 2020, and the related notes and specific disclosures described in Note 1 to the consolidated financial statements as being part of the consolidated financial statements, and the effectiveness of internal control over financial reporting as of 31 December, 2020, which report appears in the Annual Report on Form 20-F of Barclays PLC for the year ended 31 December, 2020, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

KPMG LLP

London, United Kingdom

March 1, 2021